Exhibit 10.8

Silverback Therapeutics | 500 Fairview Avenue N, Suite 600, Seattle, WA 98109 USA | Phone: 206-456-2900

April 17, 2020

Russ Hawkinson

Dear Russ,

This will confirm the terms under which Silverback Therapeutics, Inc., a Delaware corporation (the “Company”) has made you an offer of employment:

1. Position and Duties. You will serve as Senior Vice President, Finance and shall perform such duties as are ordinary, customary and necessary in such role (subject to the limitations set forth in the next paragraph). You will report to the Chief Executive Officer. Your start date with the Company shall be April 20, 2020. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company.

2. Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard proprietary information and invention assignment (“PIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

3. Compensation and Benefits.

a) Salary. The Company agrees to pay you an annualized salary of $275,000, payable as earned in accordance with the Company’s customary payroll practices. Your salary shall be reviewed by the Board of Directors of the Company (the “Board”) for possible increases annually.

b) Stock Options. Subject to approval of the Board, you will receive an option to purchase 347,895 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Equity Incentive Plan. The per share price of the Option will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The Option will be contingent upon you executing the Company’s standard stock option agreement. So long as you continue in service with the Company, the Option will vest and become exercisable as follows:

(i) with respect to 214,643 shares of Common Stock, 25% of such amount (53,652 shares) shall become vested on the one year anniversary of your start date with the Company, with the remaining 160,991 shares becoming vested in equal monthly installments over 36 months following such one year anniversary;

(ii) with respect 65,421 shares of Common Stock, 25% of such amount 16,344 shares) shall become vested, if at all, on the one year anniversary of the Company’s issuance of its Series B Preferred Stock in a Second Tranche Closing (as defined in the Company’s Series B Preferred Stock Purchase Agreement), with the remaining 49,077 shares becoming vested in equal monthly installments over 36 months following such one year anniversary; and

(iii) with respect to 67,831 shares of Common Stock, 25% of such amount (16,956 shares) shall become vested, if at all, on the one year anniversary of the Company’s issuance of its Series B Preferred Stock in a Third Tranche Closing (as defined in the Company’s Series B Preferred Stock Purchase Agreement), with the remaining 50,875 shares becoming vested in equal monthly installments over 36 months following such one year anniversary.

For clarity, in the event that the Second Tranche Closing does not occur, no shares of Common Stock set forth in subsection (ii) above shall vest, and in the event that the Third Tranche Closing does not occur, no shares of Common Stock set forth in subsection (iii) shall vest.

c) Bonus Potential. You will be eligible to earn a cash bonus up to 25% of your annual base salary subject to performance milestones and other terms and conditions approved by the Board.

d) Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

4. At-Will Employment. You will be an at will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason or no reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5. Other Agreements. By signing this offer letter, you represent and warrant to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

6. Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of Washington.

7. Expiration. This offer shall expire on April 20, 2020 and is subject to you signing the Company’s standard PIIA, a copy of which is attached for your review as Exhibit A. If the terms of this offer are acceptable to you please sign and return a copy of this letter to Lindsay Blackner.

Please contact Lindsay or me with any questions you may have. We are delighted with the prospect of you joining our team.

Very truly yours, Silverback Therapeutics, Inc.

By:	/s/ Laura Shawver
Laura Shawver CEO

AGREED TO AND ACCEPTED BY:

/s/ Russ Hawkinson

Russ Hawkinson

Date: 4/17/2020

Enclosure: Proprietary Information and Invention Agreement